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Exhibit (d)(5): Copy of Accidental Death Benefit Rider

RIVERSOURCE LIFE INSURANCE CO.
OF NEW YORK
20 Madison Avenue Extension
Box 5144
Albany, New York 12205
1-800-541-2251

                         ACCIDENTAL DEATH BENEFIT RIDER

Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase Your policy values.

RIDER BENEFIT

We will pay the Accidental Death Benefit shown under Policy Data if We receive proof satisfactory to Us that the Insured's death:

1. resulted, directly and independently of all other causes, from accidental bodily injury; and

2.   occurred while this rider was In Force; and

3.   occurred within 180 days of the injury.

This benefit is in addition to any other benefits payable under the policy. It will be included in the Proceeds of the policy and payable to the beneficiary of the policy.

MONTHLY DEDUCTION FOR THE COST OF THIS RIDER

While this rider is in force, a monthly deduction for the cost of this rider is taken from the Policy Value. The monthly deduction amount for this rider is shown under Policy Data.

RIDER INCONTESTABILITY

This rider will be incontestable after it has been In Force during the Insured's lifetime for two years from the effective date of this rider.

RIDER TERMINATION

This rider will Terminate on the earliest of the following:

1. the Monthly Date on or next following the effective date of Your request by Written Request or other requests acceptable to Us for coverage to end; or

2.   the Expiration Date for this rider shown under Policy Data; or

3.   the date of death of the Insured; or

4.   the date the policy Terminates.

The effective date of Your request is the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, the effective date of Your request is the date We receive Your request, or a later date if specified in Your request.

RISKS NOT COVERED BY THIS RIDER

The benefits of this rider are not payable if death occurs while the Insured is incarcerated, or if death resulted from any of the following:

1.   suicide or attempted suicide;

2.   intentionally self inflicted injuries;

3.   disease or infirmity of mind or body;

4. an infection not occurring as a direct result or consequence of the accidental bodily injury;

5. travel in or descent from an aircraft if the Insured acted in a capacity other than as a passenger;

6.   travel in an aircraft or device used for testing or experimental purposes

7. travel in an aircraft or device used for travel beyond the earth's atmosphere;

8.   travel in an armed forces aircraft or device;

9.   committing or attempting to commit a felony;

10. voluntarily intake or use of poison, gas or fumes unless a direct result of an occupational accident;

11. voluntarily intake or use of any drug, unless prescribed or administered by a physician;

12.  intoxication as defined by the jurisdiction where the accident occurred;

13. riding or driving an air, land, or water vehicle in a race, speed or endurance contest;

14.  rock or mountain climbing other than hiking on an established trail;

15. aeronautics (hang-gliding, skydiving, parachuting, ultralight, soaring, ballooning and parasailing);

16.  war or act of war, subject to the following;

     a. as a result of war or act of war, if the cause of death occurs while the Insured is serving in any armed forces or attached civilian unit and death occurs no later than six months after the termination of such service; or

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b.   as a result of the special hazards incident to service in any armed forces or attached civilian unit, if the cause of death occurs during the period of such service while the Insured is outside the home area, and if death occurs outside the home area or within six months after the Insured's return to the home area while in such service or within six months after the termination of such service, whichever is earlier; or

c. as a result of war or an act of war, within two years from the date of issue of the policy, if the cause of death occurs while the Insured is outside the home area but is not serving in any armed forces or attached civilian unit, and death occurs outside the home area or within six months after the Insured's return to the home area.

"Armed forces" means the military, naval or air forces of any country, combination of countries or international organization.

"Attached civilian unit" means a civilian non-combatant unit serving with any armed forces.

"Home area" means the 50 states of the United States and its territories, the District of Columbia and Canada.

"War" means any war declared or undeclared, and armed aggression resisted by any armed forces.

"Act of war" means any act peculiar to military, naval or air operations in time of war.

"Special hazards incident to service" includes those hazards resulting in the Insured's death being presumed by reason of being missing in action or otherwise, or to the Insured's death from disease or injury, accidental or otherwise, to a person serving in or with, any armed forces or attached civilian units is exposed in the line of duty.

This rider is issued as of the Policy Date of the policy unless a different date is shown under Policy Data.

(-s- Thomas R. Moore)

SECRETARY

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